Exhibit 10.26

EXECUTION COPY

WARRANT AGREEMENT

between

INVERNESS MEDICAL INNOVATIONS, INC.

and

RBS MEZZANINE LIMITED

Dated as of December 20, 2001

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WARRANT AGREEMENT

This WARRANT AGREEMENT is entered into as of December 20, 2001 by and between INVERNESS MEDICAL INNOVATIONS, INC., a Delaware corporation (the “Company”), and RBS MEZZANINE LIMITED, a company organized pursuant to the laws of the United Kingdom (“Purchaser”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company will issue warrants to purchase 65,000 shares of its common stock to Purchaser in consideration of the provision by Purchaser of a mezzanine loan facility to the Company (as amended, restated, supplemented or otherwise modified from time to time, the “Mezzanine Loan Facility”);

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS AND TERMS

Section 1.01.          Definitions.  As used in this Agreement, the following terms have the meanings indicated:

“Business Day” shall mean any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York.

 “Commission” shall mean the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act or the Trust Indenture Act of 1939, as amended, as the case may be.

“Common Stock” shall mean the shares of common stock, $.001 par value per share, of the Company.

“Current Market Price” shall mean, at any date, the last reported sale price per share of a share of Common Stock on the New York Stock Exchange trading day preceding that date.  The “last reported sale price” for any day shall be (i) if the Common Stock is listed or admitted for trading on any national securities exchange, the last sale price, or the closing bid price if no sale occurred, of the Common Stock on the principal securities exchange on which the Common Stock is listed, or (ii) if not listed or admitted for trading as described in clause (i) above, the last reported sale price of the Common Stock on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted, or (iii) if not quoted as described in clause (ii) above, the last bid quotation for the Common Stock as reported by the National Quotation Bureau Incorporated if at least two securities dealers have inserted bid quotations for the Common Stock.  If none of the conditions set forth above is met, the Current Market Price of the Common Stock on any day shall be the fair market value of the Common Stock as determined by any firm of independent public accountants of internationally recognized standing selected by the Board of Directors of the Company and reasonably acceptable to the Holder (the fees and expenses of any such firm to be paid by the Company).

“Holder” shall mean any beneficial owner of (i) any Warrant Share or (ii) any Warrant.

“Mezzanine Loan Facility” shall have the meaning set forth in the second paragraph of this Agreement.

“Person” shall mean an individual, partnership, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Warrant Shares” shall mean shares of Common Stock issued upon the exercise of any of the Warrants.

“Warrants” shall have the meaning set forth in Section 2.01.

ARTICLE II

ISSUANCE OF WARRANTS

Section 2.01.          Issuance of Warrants.  The Company shall issue, sell and deliver to Purchaser, promptly following the execution and delivery of this Agreement and the closing of the Mezzanine Loan Facility, one or more warrants, each substantially in the form attached hereto as Exhibit A, to purchase up to an aggregate of 65,000 Warrant Shares, subject to adjustment as provided therein (such warrants, including any replacements, amendments, supplements or other modifications thereof, being referred to collectively as the “Warrants”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser as follows:

Section 3.01.          Authorization and Enforceability.  The execution and delivery of this Agreement and the issuance and sale of the Warrants has been duly authorized by all necessary corporate action on the part of the Company and this Agreement and the Warrants constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with the terms hereof and thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.02.          Private Offering by the Company.  Neither the Company nor anyone acting on its behalf has offered the Warrants, or any similar securities, for sale to, or solicited any offer to buy any of the Warrants from, or otherwise approached or negotiated in respect thereof with, any Person other than Purchaser.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the offer, issuance or sale of the Warrants to the registration requirements of the Securities Act.

Section 3.03.          Authorized Capital Stock.  The authorized capital stock of the Company consists of (a) 5,000,000 shares of preferred stock, $.001 par value per share, of which class 2,666,667 are designated Series A Convertible Preferred Stock, and of which series 1,828,333 shares will be issued and outstanding immediately after the Closing (as defined in Section 3.04), and (b) 50,000,000 shares of Common Stock, $.001 par value per share, of which 7,779,197 shares were issued and outstanding on December 17, 2001.  There have been no material issuances of shares of Common Stock since that date.  All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth on Schedule I hereto, the Company does not have outstanding any warrants, options or other rights for the purchase or acquisition of shares of its capital stock other than the Warrants.  The Board of Directors of the Company has duly reserved for issuance upon exercise of the Warrants 65,000 shares of Common Stock.  No stockholder of the Company or any other Person is entitled to preemptive or similar rights that have not been properly waived or complied with, with respect to the shares of Common Stock that are issuable upon exercise of the Warrants and, if and when issued upon exercise of the Warrants in accordance with the provisions thereof, such shares will be validly issued, fully paid and non-assessable.

Section 3.04.          Percentage of Common Equity.  The shares of Common Stock issuable on exercise of the Warrants represent in the aggregate .4622% of the Common Stock on a fully diluted basis, computed after giving effect to the issuance of the Warrants and consummation of the transactions contemplated by the Mezzanine Loan Facility (the “Closing”).

Section 3.05.          Mezzanine Loan Facility Representations and Warranties.  Each of the representations and warranties of the Company set forth in the loan agreement for the Mezzanine Loan Facility are true and correct as of the date hereof.

ARTICLE IV

REPRESENTATIONS OF PURCHASER

Section 4.01.          Representations of Purchaser.  Purchaser represents that it is purchasing the Warrants for its own account and not with a view to the distribution thereof.  Purchaser further represents that it is an accredited investor within the meaning of Rule 501(a) under the Securities Act.  Purchaser acknowledges that the offering of the Warrants pursuant to this Agreement and the Warrant Shares pursuant to the Warrants is being made without registration under the Securities Act and applicable state securities laws and has not been reviewed by the Commission or any state regulatory authority.

ARTICLE V

COVENANTS

Section 5.01.          Observer Rights.  The Company agrees that one representative of the Holders, collectively, shall have the right to receive all notices of and to attend (by any of their authorized representatives) at such Holders’ expense all meetings of the Company’s Board of Directors and any committees thereof.  The Company shall provide to the representative of the Holders copies (reasonably promptly) of all minutes of such meetings along with copies of any items distributed to the members of the Board of Directors at or prior to such meeting, whether or not such representative of the Holders attends such meeting; provided, however, that the Company reserves the right to exclude such representative from access to any material or meeting or portion thereof if (i) the Company’s Board of Directors determines in good faith upon advice of counsel that failure to so exclude such representative could jeopardize the attorney-client privilege with respect to material information or (ii) such material or such meeting or portion thereof relates directly or primarily to any existing or proposed legal proceeding or contractual arrangement with any Holder or any affiliate of a Holder.  The rights of the Holders and the obligations of the Company under this Section 5.01 shall terminate upon the earlier to occur of the (x) expiration of the Warrants, or (y) first date that the Holders no longer hold, or have rights to purchase, at least 5,000 Warrant Shares in the aggregate.

Section 5.02.          Bank Regulatory Requirements.  The Company shall take all actions reasonably requested by any Holder (including, without limitation, creating a new series of common stock of the Company that is not voting and authorizing the issuance thereof to any such Holder and the entering into of an appropriate exchange agreement to permit any such Holder to exchange such shares for voting common shares upon a sale thereof) in order to permit such Holder to reduce the percentage of the Company’s voting stock held by such Holder to such percentage that would not be in violation of laws applicable to such Holder including, without limitation, Regulation Y promulgated by the Board of Governors of the U.S. Federal Reserve System.  Notwithstanding the foregoing, or anything else contained herein to the contrary, the Company shall not be required to undertake any action which, in the reasonable judgment of the Board of Directors of the Company, would materially and adversely affect the Company’s business or materially impair the Company’s ability to raise future financings.

ARTICLE VI

MISCELLANEOUS

Section 6.01.          Notices.  All notices and communications provided for hereunder shall be in writing and sent (i) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized international express delivery service (charges prepaid), or (ii) by a recognized international express delivery service (specifying delivery within two Business Days, with charges prepaid).  Any such notice must be sent:

(i)            if to a Holder or its nominee, to such Holder at the address specified for such communications in Schedule II, or at such other address as such Holder shall have specified to the Company in writing, or

(ii)           if to the Company, at 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453 or to such other address as the Company may designate to the Holders in writing.

Notices under this Section 6.01 will be deemed given only when actually received.

Section 6.02.          Headings.  The table of contents and the descriptive headings of the various sections of this Agreement are for convenience only and shall not affect the meaning or construction of the provisions hereof.

Section 6.03.          Successors and Assigns.  This Agreement shall be binding upon the Company and its respective successors and assigns and shall inure to the benefit of Purchaser and their successors and permitted assigns, including each successive Holder.

Section 6.04.          Severability.  Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision will not affect the validity or enforceability of any remaining portion, which remaining portion will remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part or portion which may, for any reason, be hereafter declared invalid or unenforceable.

Section 6.05.          GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF DELAWARE, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

Section 6.06.          Amendments.  This Agreement may be amended only by an instrument in writing executed by the Holders.

Section 6.07.          No Stockholder Rights.  This Agreement and the Warrant in and of itself shall not entitle a holder of a Warrant to any voting rights or other rights as a stockholder of the Company prior to the exercise of the Warrant in accordance with its terms.

[Signatures are on the following page.]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement on the date first above written.  This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

.	INVERNESS MEDICAL INNOVATIONS, INC

	By:	/s/ Paul T. Hempel
Name:
Title:

RBS MEZZANINE LIMITED

By:	/s/ Alison M. Rose
Name: Alison M. Rose
Title: Director

SCHEDULE I TO WARRANT AGREEMENT

Warrants, Options or Other Rights for the Purchase

or Acquisition of Capital Stock of the Company

Warrants

Warrants to purchase an aggregate of 55,189 shares of Common Stock, par value $.001 per share (“Common Stock”) have been issued in connection with that certain Note and Warrant Purchase Agreement, dated as of December 19, 2001, between the Company and the Investors party thereto (the “Note and Warrant Purchase Agreement”).

As of December 17 2001, warrants to purchase an aggregate of 117,629 shares of Common Stock were assumed and remain outstanding pursuant to the Agreement and Plan of Merger among Inverness Medical Technology, Inc., Johnson & Johnson, and Sunrise Acquisition Corp. dated May 23, 2001.

A warrant to purchase 500,000 shares of Common Stock has been issued to Ron Zwanziger as of the Closing.

Options

Options to purchase and aggregate of 1,486,794 shares of Common Stock issued pursuant to the Company’s 2001 Stock Option and Incentive Plan (the “Plan”).  A total of 2,655,890 shares of Common Stock remain reserved for issuance under the Plan.

As of December 17, 2001, options to purchase and aggregate of 903,317 shares of Common Stock were assumed and remain outstanding pursuant to the Agreement and Plan of Merger among Inverness Medical Technology, Inc., Johnson & Johnson, and Sunrise Acquisition Corp. dated May 23, 2001.

Convertible Securities

Subordinated promissory notes, which are convertible into shares of Series A Preferred Stock, and on which interest is payable, at the Company’s election, in shares of Common Stock, all on the terms and conditions set forth therein (the “Notes”), have been issued pursuant to the Note and Warrant Purchase Agreement.  The aggregate principal amount of the Notes is approximately $20,000,000.00.

1,828,333 shares of Series A Convertible Preferred Stock, par value $.001 per share, have been issued in connection with that certain Stock Purchase Agreement, dated as of December 19, 2001, between the Company and the Investors thereto.

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SCHEDULE II TO WARRANT AGREEMENT

Notices

RBS MEZZANINE LIMITED

Level 7, 135 Bishops Gate

London England

EC2M 3UR

Fax:  +44 207 375 5202

Contact:  David Beadle

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